EXHIBIT 99.1

News Release

Torchmark Corporation • 2001 Third Avenue South • Birmingham, Alabama 35233

Contact:        Joyce Lane 972-569-3627        NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

SECOND QUARTER 2003 EARNINGS

Birmingham, Alabama, July 22, 2003—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2003, net income was $.95 per share ($110 million), an 83% per share increase compared with $.52 per share ($63 million) for the year-ago quarter. Adjusted net operating income for the quarter ended June 30, 2003, was also $.95 per share ($110 million), a 9% per share increase compared with $.87 per share ($106 million) for the year-ago quarter. A reconciliation between net income and adjusted net operating income follows.

FINANCIAL SUMMARY

(dollars in millions, except per share data)

	Per Share Quarter Ended June 30,			Quarter Ended June 30,
	2003	2002	% Chg.	2003	2002	% Chg.
Insurance Underwriting Income*	$.80	$.74	8	$92.3	$90.5	2
Excess Investment Income*	.68	.60	13	78.8	72.7	8
Other	(.03)	(.03)		(3.7)	(3.1)
Income Tax	(.49)	(.44)	11	(57.2)	(54.1)	6

Adjusted Net Operating Income**	$.95	$.87	9	$110.1	$106.1	4

Realized Gains/(Losses), Net of Tax
Investments	(.02)	(.42)		(2.0)	(50.9)
Valuation of Interest Rate Swaps	.02	.07		1.5	7.5

Net Income	$.95	$.52		$109.6	$62.7

Weighted Average Diluted Shares Outstanding (000)	115,763	121,694

	Per Share Six Months Ended June 30,			Six Months Ended June 30,
	2003	2002	% Chg.	2003	2002	% Chg.
Insurance Underwriting Income*	$1.57	$1.47	7	$183.9	$180.0	2
Excess Investment Income*	1.35	1.19	13	157.8	145.5	8
Other	(.06)	(.06)		(7.2)	(7.4)
Income Tax	(.98)	(.88)	11	(114.3)	(107.3)	7

Adjusted Net Operating Income**	$1.88	$1.72	9	$220.1	$210.9	4

Realized Losses, Net of Tax
Investments	(.09)	(.42)		(10.1)	(52.0)
Valuation of Interest Rate Swaps	.01	.02		.2	2.0

Net Income	$1.80	$1.32	36	$210.2	$160.9

Weighted Average Diluted Shares Outstanding (000)	116,778	122,305

* See definitions in the discussions below and in the Torchmark 2002 SEC Form 10K.

** Adjusted Net Operating Income is the economic measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company. It is equivalent to the after-tax sum of the pretax measures of profit and loss for each of the reportable operating segments. It differs from Net Income primarily because it excludes certain non-operating items, nonrecurring items and discontinued operations which are included in Net Income. Adjusted Net Operating Income is a measure commonly used in the life insurance industry.

HIGHLIGHTS – comparing the second quarter 2003 with second quarter 2002:

•	Total sales grew 10%, with life sales growth of 9% and health sales of 12%.
•	Direct Response led life sales with $39 million of annualized premium, up 25%.
•	Non-Medicare supplemental health sales grew 46% to $37 million, and were 63% of all health sales compared with 48% in the year-ago quarter.
•	Medicare supplement sales declined 20% to $22 million; however, Medicare supplement sales grew 11% over the first quarter of 2003.
•	The life underwriting margin (before administrative expenses) grew 11% to $81 million, and the life underwriting margin as a percent of premium was 25%, up 1%.
•	Excess Investment Income of $79 million grew 8%, or 13% on a per share basis.
•	The Company continued its ongoing share repurchase program by acquiring 1.6 million shares at a cost of $61 million.

INSURANCE OPERATIONS – comparing the second quarter 2003 with second quarter 2002:

Premium Revenue

Total premium revenue increased 3% to $591 million. Life premium revenue increased 7% to $327 million. Health premium revenue increased 1% to $257 million as sales of Medicare supplements remain under pressure.

Annualized life premium in force at June 30, 2003, was $1.4 billion, an increase of 7%, and annualized health premium in force was $1.0 billion, the same as a year ago. Medicare supplement premium in force of $706 million was 68% of health premium in force.

Annuity premium revenue declined 22% to $8 million. Torchmark’s annuities are predominantly variable annuity contracts. The Company’s former distributor has moved many Torchmark variable annuity customers to another carrier. Torchmark previously announced it would not emphasize the variable annuity market, preferring the life insurance business. The separate account assets on the consolidated balance sheet ($1.6 billion) declined 18% compared to the year-ago quarter, but increased 4% ($64 million) since March 31, 2003. The major changes in the separate account assets during the quarter were market appreciation of $130 million and surrenders of $58 million, the lowest amount of surrenders since year-end 2000.

Insurance Underwriting Income

Insurance underwriting income is management’s measure of the pretax underwriting income of the Company’s life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting income increased 2% to $92 million. The life underwriting margin (before administrative expenses) increased 11% and was 25% of premium revenue, up 1% from the year-ago quarter. American Income was the leading contributor to life underwriting margin with $23 million, up 13%, followed closely by Direct Response with $22 million, up 18%. Direct Response also increased its underwriting margin as a percentage of premium to 25% from 23% a year ago.

Health underwriting margin (before administrative expenses) declined 8% to $39 million and was 15% of premium, down 2%. The decline in the health underwriting margin as a percent of premium is primarily the result of the continuing deterioration of the claims loss ratio on a closed block of LNL cancer policies.

Administrative expenses were $31 million, compared with $30 million for the year-ago quarter, but as a percent of premium, remained flat at 5% of premium. Insurance underwriting results are summarized in the following chart:

	Insurance Net Underwriting Income (dollars in millions, except per share data)
	Quarter Ended June 30, 2003	% of Premium	Quarter Ended June 30, 2002	% of Premium	% Change
Underwriting Income before Administrative Expenses
Life	$80.8	25	$72.9	24	11
Health	39.3	15	42.5	17	(8)
Annuity	2.6		4.4		(40)

	122.7		119.8
Other Income	.8		1.0
Administrative Expenses	(31.2)		(30.2)		3

Insurance Net Underwriting Income	$92.3		$90.5		2
Per Share	$.80		$.74		8

Sales

Total insurance sales were $154 million of annualized premium, a 10% increase. Total life insurance sales of $95 million were up 9%. The Direct Response unit continued as the largest writer of new life insurance sales with $39 million, a 25% increase, as it continues renewed sales emphasis on its bread-and-butter juvenile target market. American Income, the second largest life writer, had sales of $27 million, an 8% increase, while the Military distribution unit had double-digit growth of 13% with $7 million of life sales. Life sales by the LNL Agency of $13 million declined 8%, primarily because this quarter LNL eliminated a certain type of sales prone to high lapse rates.

Total health insurance sales increased 12% to $59 million, of which $22 million (37%) were Medicare supplements. Medicare supplement sales declined 20% from the year-ago quarter, but were up 11% compared with the first quarter of 2003. The increase in sales of Medicare supplements over the first quarter came primarily from Direct Response’s sales to a large employer-based group.

The UA Independent Agency, the largest writer of health insurance for Torchmark, had health sales of $26 million during the quarter, an increase of 11%. About 72% of the quarter’s sales ($18 million), were limited benefit supplemental health plans sold to people under age 65, products increasingly in demand as some employers have eliminated or reduced their major-medical type group coverage for employees, and as individually written major-medical plans have become less available. The UA Independent Agency also sold $7 million of Medicare supplements, down 13% from the first quarter of 2003.

Health sales at the UA Branch Office, the Company’s second largest distributor of health insurance, were $21 million, up 12% from the year-ago quarter, and up 29% over the first quarter of 2003. This agency had 1,374 producing agents at quarter-end, up from 1,275 three months earlier. This agency increased sales of non-Medicare supplements as it also diversified its target market. The sales of these plans accounted for almost 60% of its production, and totaled $13 million, up from $3 million for the year-ago quarter. The remainder of this agency’s health sales were Medicare supplements, which at $9 million, were level with Medicare supplement sales for the first quarter of 2003.

INVESTMENTS – comparing the second quarter 2003 with second quarter 2002:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income on a tax-equivalent basis, where the yield on tax-exempt securities is adjusted to produce the equivalent pretax yield, reduced by required interest. Required interest consists of the interest costs credited to net policy liabilities and the net financing costs. Net financing costs include interest payable on debt and dividends payable on trust preferred securities, offset by the income from interest rate swap agreements.

Excess investment income was $79 million, compared with $73 million, an 8% increase, or a 13% increase on a per-share basis, as detailed in the following chart:

	Quarter Ended
	June 30, 2003	June 30, 2002
	(dollars in millions, except per share data)		% Change
Investment Income	$136.8	$128.0
Tax Equivalent Adjustment	.9	1.0

Tax Equivalent Investment Income	137.7	129.0	7

Required Interest:
Interest Credited on Net Policy Liabilities	(51.4)	(47.6)	8
Net Financing Costs:
Interest on Debt	(11.1)	(11.6)
Trust Preferred Dividend*	(2.9)	(2.9)
Income from Interest Rate Swaps	6.5	5.7

Total Net Financing Costs	(7.5)	(8.7)	(14)

Total Required Interest	(58.9)	(56.3)	5

Excess Investment Income	78.8	72.7	8
Per Share	$.68	$.60	13

* This presentation differs from GAAP reporting where dividends paid on Trust Preferred Securities are stated on an after-tax basis.

Tax equivalent investment income increased 7% in line with the 7% increase in average invested assets.

Financing costs were $7 million, down 14%. The decline was primarily attributable to an almost $1 million increase in cash settlements received from interest rate swap agreements. Under these agreements, the Company’s fixed interest expense obligations are converted to floating rates. While the cash settlements from these agreements are reflected in adjusted net operating income, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e. the present value of the estimated future cash settlements) on the balance sheet. The quarterly change in the market value is recognized as a “non-cash” capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled termination dates, at which time their market value and the cumulative capital gains and losses recorded will be $0. At June 30, 2003, the cumulative realized gains were $24 million, net of tax.

Investment Portfolio Composition at June 30, 2003:

At June 30, 2003, the market value of Torchmark’s fixed maturity portfolio was $7.8 billion, $734 million higher than amortized cost. This net unrealized gain is composed of $788 million gross unrealized gains and $54 million gross unrealized losses. At amortized cost, 90% of fixed maturities were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 91% of total invested assets, earned a tax equivalent yield of 7.5%. Acquisitions during the quarter of fixed maturity investments totaled $268 million at cost, with an average annual effective yield of 6.0%, and an average life of 21 years.

Torchmark’s fixed maturities leverage ratio (fixed maturities to equity) of $2.45 dollars of fixed maturities per $1.00 of equity, is lower than that of most peers, an indication that credit risk in the fixed portfolio is mitigated compared to most peer companies. (Using fixed maturities at amortized cost and excluding the effect of FAS 115 on equity, the ratio is $2.58 to $1.00.)

Realized Capital Losses during the quarter ended June 30, 2003:

Net realized capital losses from investments, excluding interest rate swaps, were $2 million after tax for the quarter, compared with net realized losses of $51 million in the year-ago quarter. There were no writedowns of fixed maturity investments due to “other than temporary” impairments during the quarter. In the year-ago quarter the writedown of fixed maturities was $54 million, net of tax.

SHARE REPURCHASE – during the quarter ended June 30, 2003:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 1.6 million shares of Torchmark Corporation common stock for a total cost of $61 million ($37.99 average cost per share). Year-to-date the Company has repurchased 3.8 million shares at a total cost of $137 million. At June 30, 2003, there were 114.6 million Torchmark shares outstanding, 114.9 million on a diluted basis.

OTHER FINANCIAL INFORMATION:

FAS 115 requires the adjustment of fixed maturities available for sale to fair market value. Without the FAS 115 adjustment, these assets would be reported at book value. This adjustment includes the unrealized changes in fair market value of these assets due primarily to interest rate fluctuations. Torchmark management and many industry analysts prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment; therefore, we have presented this data both with and without the FAS 115 adjustment.

	GAAP		Excluding FAS 115 ADJ.
	At June 30,		At June 30,
	2003	2002	2003	2002
Net Income as a Return on Equity (YTD)	14.1%	12.8%	—	—
Adjusted Net Operating Income as a Return on Equity (YTD)	—	—	16.3%	16.7%
Total Assets (in millions)	$13,097	$12,091	$12,407	$12,031
Shareholder Equity (in millions)	$3,183	$2,564	$2,734	$2,525
Book Value Per Share	$27.69	$21.30	$23.79	$20.98
Debt to Capital Ratio Treating Trust Preferred Securities as Debt	20.7%	25.3%	23.3%	25.6%

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	Quarter Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Total Revenue (in millions)	$728	$633	$1,440	$1,323

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarter ended March 31, 2003, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its second quarter 2003 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) today, July 22, 2003. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls.” Supplemental financial reports will be available July 22 on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

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Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. American Income Life is nationally recognized for providing supplemental life insurance to labor union members.

For additional information contact:	Joyce Lane
Vice President, Investor Relations Phone: 972/569-3627 FAX: 972/569-3282 jlane@torchmarkcorp.com Website: www.torchmarkcorp.com